NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS FOURTH QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), May 27, 2010 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $313,000 or $0.15 per share for its fourth quarter ended April 30, 2010 as compared to earnings of $305,000 or $0.15 per share for the same quarter last year.  Diluted earnings per share for the fourth quarter were $0.15 compared to $0.15 for the fourth quarter of last year.

For the year ended April 30, 2010, net income was $1.2 million or $0.56 per share, compared to $35,000 or $0.02 per share for the same period last year.  On a diluted per share basis, earnings for the year were $0.56 per share compared to $0.02 for the same period one year ago.

Included in prior-year operating results was a gross, other-than-temporary impairment charge of $1.9 million related to the Company’s ownership of Federal National Mortgage Association’s (“Fannie Mae”) and Federal Home Loan Mortgage Corporation’s (“Freddie Mac”) preferred and auction rate preferred stock.  The net after-tax reduction in earnings as a result of that charge was $1.2 million.

In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company reported that the Company’s Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on June 17, 2010, to shareholders of record as of June 10, 2010.

At the same time, Mr. Pratt commented further that “Our fourth quarter reflected the continuation of several positive trends for the Company, including further growth in core deposit totals, ongoing reductions in the cost of our deposits, and improvement in our net interest income.  In future periods, we will look to further these developments, while focusing on the orderly elimination of non-accrual loans and of real estate acquired by foreclosure currently on our books.”

Net interest income for the quarter ending April 30, 2010 increased by $329,000 or 18.2% to $2.1 million.  This increase was substantially due to the ongoing reduction of the cost of deposits, as offset by a reduction in the average balance of loans outstanding.  During the quarter ended April 30, 2010, the Company’s net interest margin increased, from 3.17% for the quarter ended April 30, 2009 to 3.78% for the quarter ended April 30, 2010.  Total average interest earning assets for the quarter decreased, from $228.7 million for the quarter ended April 30, 2009 to $226.3 million for the quarter ended April 30, 2010, while average interest bearing liabilities declined from $226.7 million for the quarter ended April 30, 2009 to $226.0 million for the quarter ended April 30, 2010.

The provision for loan losses was $140,000 for the quarter ended April 30, 2010, compared to no provision for the quarter ended April 30, 2009.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at April 30, 2010.  However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic conditions, regulatory considerations, or other factors.

Non-interest income for the quarter decreased by $32,000, primarily due to a reduction in gains on sales of mortgage loans, from a gain of $263,000 for the quarter ended April 30, 2009 to a gain of $80,000 for the quarter ended April 30, 2010.  This reduction was offset by an increase of $108,000 in gains on sales of investments, an increase of $30,000 in loan origination and other loan fees, and an increase of $23,000 in customer service fees.  Finally, other income decreased by $10,000.

As compared to the same period last year, total operating expenses increased by $115,000 or 6.2% for the quarter ended April 30, 2010.  This increase was primarily comprised of an increase of $112,000 in salary and benefit expense due to employees hired to staff the new branch in Plymouth, MA, the hiring of a new commercial loan officer, and increases in employee benefit costs.  Also contributing to the increase in operating expenses was an increase of $54,000 in losses and expenses of other real-estate owned due to higher balances of foreclosed assets.  Offsetting these increases was a decrease of $49,000 in FDIC assessment expense and a decrease of $2,000 in other operating expenses.

For the year ended April 30, 2010, net interest income was $7.9 million, an increase of $602,000 or 8.2% compared to the prior year.  Additionally, the Company’s net interest margin increased from 3.25% for the year ended April 30, 2009 to 3.53% for year ended April 30, 2010.  Average interest earning assets for the year ended April 30, 2010 were $225.2 million as compared to $225.5 million for the year ended April 30, 2009 and average interest bearing liabilities were $225.3 million compared to $222.3 million for the same period last year.

The provision for loan losses was $215,000 for the year ended April 30, 2010 as compared to no provision for the year ended April 30, 2009.

For the year ended April 30, 2010, non-interest income improved by $2.1 million, primarily impacted by the prior year $1.9 million gross Fannie Mae and Freddie Mac investment writedowns, as compared to investment gains of $268,000 realized during the current year.  Additionally, customer service fees increased by $24,000 while other income grew by $19,000.  These increases were offset by a decrease in gains on sales of mortgages, from a gain of $544,000 for the fiscal year ended April 30, 2009 to a gain of $423,000 for the fiscal year ended April 30, 2010.  Finally, loan origination and other loan fees decreased by $13,000.

Total operating expenses increased by $617,000 to $7.8 million for the year ended April 30, 2010, an increase of 8.6%.  This increase was attributable to an increase of $360,000 in salary and benefit expense, an increase of $128,000 in FDIC assessment expense, and an increase of $24,000 in occupancy and equipment expense.  Additionally, other expenses increased by $128,000, a result of increased advertising and public relations expenses relating to the new branch office and due to ATM conversion expenses incurred during the year.  These increases were offset by a decrease of $23,000 in losses and expenses related to other real-estate owned.

Since the end of the prior fiscal year, total assets of the Company have increased by $6.0 million, ending at $255.5 million as of April 30, 2010.  During the year, cash and cash equivalents increased by $10.1 million, total investments increased by $4.1 million, real estate acquired by foreclosure increased by $1.2 million, and other assets increased by $1.6 million, partially a result of the three-year prepaid FDIC insurance assessment paid during the third quarter.  These increases were offset by a decrease of $10.6 million in net loans receivable.  This decline in loan balances is comprised of a decrease of $7.9 million in residential mortgages, a decrease of $2.3 million in commercial mortgages, a decrease of $966,000 in net construction loans outstanding, a decrease of $1.1 million in home equity loans and lines of credit, and a decrease of $67,000 in personal loans.  These reductions were partially offset by an increase of $1.6 million in commercial loans.  During the year ended April 30, 2010, total deposits increased by $11.4 million.  This increase was the result of growth of $17.8 million in money market deposit accounts and growth of $11.6 million in checking and savings accounts, offset by a decrease of $18.0 million in aggregate certificate of deposit balances.  Finally, borrowed funds outstanding decreased by $6.4 million.

As of April 30, 2010, non-performing assets totaled $2.3 million, compared to $935,000 at April 30, 2009.  The increase is due primarily to an increase of $1.2 million in real estate acquired by foreclosure, from $590,000 at April 30, 2009 to $1.8 million at April 30, 2010.

Total stockholders’ equity was $20.5 million at April 30, 2010, compared to $19.3 million at April 30, 2009.  Tier 1 capital to average assets was 7.90% at April 30, 2010, compared to 7.56% at April 30, 2009.  The increase in total equity is due to net income for the year of $1.2 million and an increase of $614,000 in the net unrealized gain on securities classified as available-for-sale.  Those increases in total equity were partially offset by dividends of $0.28 per share and totaling $584,000 as paid to shareholders during the fiscal year, and by Company stock repurchases totaling $51,000.

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

Mayflower Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Information
(Dollars in thousands, except per share information)
	April 30,		April 30,
	2010		2009

Total assets	$255,530		$249,545
Loans receivable, net	120,545		131,111
Federal funds sold and interest bearing deposits	15,914		6,184
Investment securities:
Held to maturity	44,793		45,239
Available for sale, net	49,576		45,022
Deposits	225,317		213,957
Borrowed funds	7,500		13,888
Stockholders' equity	20,480		19,338

Tier 1 Capital to average assets	7.90%		7.56%
Tier 1 Capital to risk-weighted assets	14.53%		13.39%
Book value per share	$9.85		$9.27

	Three months ended		Year ended
	April 30,		April 30,
	2010	2009	2010	2009
Statement of operations
Interest and dividend income	$2,712	$2,964	$11,279	$12,406
Interest expense	571	1,152	3,339	5,068
Net interest income	2,141	1,812	7,940	7,338

Provision for loan losses	(140)	-	(215)	-
Gain on sales of loans	80	263	423	544
Gain (loss) on sales and writedowns of investments	109	1	268	(1,943)
Other non interest income	279	236	1,106	1,076
Operating expenses	(1,973)	(1,858)	(7,802)	(7,185)
Income (loss) before income taxes	496	454	1,720	(170)
Income taxes	183	149	557	(205)

Net income	$313	$305	$1,163	$35

Earnings per share - basic	$0.15	$0.15	$0.56	$0.02

Earnings per share - diluted	$0.15	$0.15	$0.56	$0.02

Dividends per share	$0.06	$0.10	$0.28	$0.40

Weighted average shares outstanding	2,080,293	2,087,151	2,083,228	2,089,536

Annualized return on average assets	0.51%	0.49%	0.47%	0.01%

Annualized return on average equity	6.13%	6.43%	5.83%	0.19%

Net interest spread	3.78%	3.15%	3.53%	3.22%

Net interest margin	3.78%	3.17%	3.53%	3.25%

Mayflower Bancorp, Inc. and Subsidiary
Analysis of Loans Past Due
(Dollars in thousands)

	April 30,	April 30,	April 30,
Loans past due over 90 days:	2010	2009	2008

Residential mortgages	$99	$345	$617

Commercial and construction mortgages	295	-	-

Commercial time and demand loans	120	-	-

Consumer and other loans	-	-	-

	$514	$345	$617

Loans past due over 90 days as a percentage of:

Net loans receivable	0.43%	0.26%	0.49%

Total assets	0.20%	0.14%	0.25%

Non-performing assets

**Non-accrual loans	$514	$345	$617
Real estate acquired by foreclosure	1,815	590	605

	$2,329	$935	$1,222

Non-performing assets as a percentage of:

Net loans receivable	1.93%	0.71%	0.97%

Total assets	0.91%	0.37%	0.50%

Allowance for loan losses	$1,194	$1,305	$1,375

Allowance for loan losses as a percentage of
Non-performing loans	232.30%	378.26%	222.85%

Allowance for loan losses as a percentage of net loans	0.99%	1.00%	1.10%

** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest